Exhibit 99.1

PSB HOLDINGS, INC.

40 Main Street

Putnam, CT 06260

For Immediate Release

CONTACT: Robert J. Halloran, Jr., Chief Financial Officer
(860) 928-6501

PSB Holdings, Inc. Reports Earnings

For the Three and Six Months Ended December 31, 2005

PUTNAM, CT, January 19, 2006 – PSB Holdings, Inc. (the “Company”) (NASDAQ: PSBH), the holding company for Putnam Savings Bank, reported net income of $543,000 for the quarter ended December 31, 2005 versus a net loss of $279,000 for the quarter ended December 31, 2004, an increase of $822,000.  The quarter ended December 31, 2004 included a one-time expense of $1.2 million to establish and fund the new Putnam Savings Foundation. Excluding the charge for the charitable foundation, net income would have been $537,000 for the quarter ended December 31, 2004 and the increase in net income for the quarter ended December 31, 2005 would have been $6,000, or 1.1%.  For the six months ended December 31, 2005, net income totaled $1.2 million versus $146,000 for the six months ended December 31, 2004, which included a one-time expense of $1.2 million to establish and fund the new Putnam Savings Foundation.  Excluding the charge for the charitable foundation, net income would have been $962,000 for the six months ended December 31, 2004 and the increase in net income for the six months ended December 31, 2005 would have been $193,000 or 20.1%.

Asset Growth

The Company’s total assets increased by $64.2 million, or 19.0%, to $401.8 million at December 31, 2005 from $337.6 million at June 30, 2005. This growth in assets reflected an increase of $13.6 million, or 8.2%, in total loans and $37.7 million, or 24.6%, in investment securities.  Total deposits increased by $62.1 million, or 28.5%, to $280.2 million at December 31, 2005 from $218.1 million at June 30, 2005.  This increase was primarily due to the recently completed branch acquisitions that resulted in $60.6 million in new deposits.  The three new branches are located in Plainfield, Griswold and Gales Ferry, Connecticut.  Other borrowed funds increased by $1.7 million, or 2.7%, to $65.4 million at December 31, 2005 from $63.7 million at June 30, 2005.

“I am very pleased that we have successfully converted the three new offices into our branch system, and are now providing our unique brand of banking to this expanded market,” said Bob Cocks, President and Chief Executive Officer. “We are continuing our expansion with the recent announcement that we will be opening an office this summer in the Price Chopper Supermarket that is currently under construction in Putnam. This is our first entree into in-store branching and we are excited to be able to provide our customers with the added convenience of seven-day-a-week banking.”

Total loans outstanding increased $13.6 million to $180.0 million compared to $166.4 million at June 30, 2005.  This was primarily due to an increase in commercial loans of $6.8 million, or 21.2%, and an increase in residential loans of $6.6 million, or 5.0%. The provision for loan loss was $35,000 for the six months ended December 31, 2005 as compared to $47,500 for the six months ended December 31, 2004.

“We have recently increased staffing in both our commercial and retail lending departments to accommodate their accelerated growth, and to better serve the lending needs of the New London County market,” said Mr. Cocks. “We are making every effort to ensure that we continue to offer the highest level of customer service that is a hallmark of Putnam Savings Bank.”

Net Interest Income

Net interest income for the quarter ended December 31, 2005 was $2.7 million, an increase of $425,000 or 18.7% over the quarter ended December 31, 2004. This increase was primarily due to the growth in average interest-earning assets to $363.3 million for the three months ended December 31, 2005 from $311.1 million for the three months ended December 31, 2004.

Net interest income for the six months ended December 31, 2005 was $5.1 million, an increase of $775,000 or 17.8% over the six months ended December 31, 2004. This increase was primarily due to the growth in average interest-earning assets to $346.5 million for the six months ended December 31, 2005 from $298.2 million for the six months ended December 31, 2004.

Noninterest Income and Expense

Noninterest income for the three months ended December 31, 2005 was $561,000, an increase of $276,000 or 96.8% from the three months ended December 31, 2004. This increase was primarily due to a $226,000 increase in service fee income and an increase of $48,000 in commissions from brokerage services during the three months ended December 31, 2005. Noninterest expense for the three months ended December 31, 2005 was $2.5 million, a decrease of $526,000 or 17.3% over the three months ended December 31, 2004.  This decrease was primarily due to a one-time charge of $1.2 million to fund and establish the new Putnam Savings Foundation during the quarter ended December 31, 2004.  This was partially offset by an increase in salaries and benefits of $328,000, an increase in occupancy expense of $148,000, and an increase in other expenses of $233,000.

Noninterest income for the six months ended December 31, 2005 was $1.1 million, an increase of $506,000 or 90.2% from the six months ended December 31, 2004. This increase was primarily due to $302,000 increase in service fee income, an increase of $101,000 in net gains on sales of securities and an increase of $78,000 in commissions from brokerage services during the six months ended December 31, 2005. Noninterest expense for the six months ended December 31, 2005 was $4.6 million, a decrease of $193,000 or 4.0% over the six months ended December 31, 2004.  This decrease was primarily due to a one-time charge of $1.2 million to fund and establish the new Putnam Savings Foundation during the six months ended December 31, 2004.  This was partially offset by an increase in salaries and benefits of $498,000, an increase in occupancy expense of $200,000, and an increase in other expenses of $344,000.

About PSB Holdings, Inc.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Savings Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its seven offices located in eastern Connecticut. Putnam Savings Bank also operates a full service loan center in Putnam, Connecticut. PSB Holdings Inc.’s common stock trades on the Nasdaq

Stock Market under the symbol PSBH. Investor information is available on Putnam Savings Bank’s web site at www.putnamsavings.com.

Statements contained in this news release which are not historical facts, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those stated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.  Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PSB HOLDINGS, INC.

Statistical Summary
(Unaudited)
(dollars in thousands)

	As of December 31, 2005	As of June 30, 2005	As of December 31, 2004
Assets
Cash and due from banks	$12,863	$7,705	$6,511
Federal funds sold	—	—	400
Total Cash and cash equivalents	12,863	7,705	6,911
Investment securities, at fair value	191,074	153,405	161,268
Loans	180,026	166,365	148,578
Less: Reserve for loan loss	(1,471)	(1,359)	(1,349)
Net Loans	178,555	165,006	147,229
Premises and equipment	4,649	4,514	4,385
Bank owned life insurance	2,314	2,270	2,240
Core deposit intangible	1,494	—	—
Goodwill	6,909	—	—
Deposit for branch acquisition	—	1,888	—
Other assets	3,975	2,847	2,272
Total Assets	$401,833	$337,635	$324,305

Liabilities and Capital
Deposits	$280,237	$218,123	$218,969
Borrowed funds	65,486	63,734	51,240
Mortgagors’ escrow accounts	989	1,029	900
Other liabilities	2,543	1,729	929
Total Liabilities	349,255	284,615	272,038
Total Capital	52,578	53,020	52,267
Total Liabilities and Capital	$401,833	$337,635	$324,305

	Three Months Ended December 31,		Six Months Ended December 31,
Income Statement	2005	2004	2005	2004
Interest and dividend income	$4,653	$3,627	$8,819	$7,027
Interest expense	1,958	1,357	3,680	2,663
Net interest and dividend income	2,695	2,270	5,139	4,364
Provision for loan losses	15	25	35	48
Net Interest income after provision for loan loss	2,680	2,245	5,104	4,316
Non-interest income	561	285	1,067	561
Non-interest expense	2,520	3,046	4,605	4,798
Income(Loss) before taxes	721	(516)	1,566	79
Provision for taxes	178	(237)	411	(67)
Net Income(Loss)	$543	$(279)	$1,155	$146

	For the Six Months Ended December 31,
Selected Performance Ratios	2005	2004
Return on average assets	0.63%	0.09%
Return on average equity	4.32%	0.79%
Interest rate spread	2.46%	2.54%
Net interest margin	2.98%	2.95%